UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

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GENTIVA HEALTH SERVICES, INC.

(Name of Registrant as Specified in Its Charter)

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May 2, 2013

Dear Fellow Shareholders:

This letter is written on behalf of the Board of Directors of Gentiva Health Services, Inc. (the “Company”) in connection with the 2013 Annual Meeting of Shareholders to be held on May 9, 2013. As you are aware, all of the Company’s directors stand for election on an annual basis. There are currently eight members of the board all of whom are standing for re-election at this year’s meeting. This year’s election of directors is described in detail in Proposal 1 of the Company’s proxy statement on page 3. In addition, details of our executive compensation philosophy and programs are set forth in the Compensation Discussion and Analysis section of the proxy statement beginning on page 15.

In connection with last year’s annual meeting in May 2012, the proxy advisory firms objected to the fact that in November of 2011, the Compensation Committee accelerated what would have been the normal 2012 stock option awards to November 2011. They considered those awards to be part of executive compensation for 2011 and, therefore, recommended a vote against the Company’s Say-On-Pay proposal, a recommendation which a majority of the Company’s shareholders ultimately agreed with.

This year the proxy advisory firms have again suggested a vote against the Company’s Say-On-Pay proposal and have also recommended a vote against the three directors who sit on the Compensation Committee.

It is clear from a review of the materials circulated by the proxy advisory firms that there is a factual disagreement between them and the Company with respect to the Company’s compensation practices and policies and a miscommunication with respect to the acceleration of the 2012 stock option awards to November 2011. In order to eliminate this misunderstanding and any miscommunications involved, set forth below is a clear and concise statement of what occurred in late 2011 and early 2012 with respect to the Company and this stock option award.

In the late spring of 2010, a national publication ran a story primarily about a competitor of the Company in which it suggested that the Company and other home healthcare companies were manipulating Medicare reimbursements. That story resulted in a Senate Finance Committee inquiry and an SEC investigation. The Company’s stock was trading in the neighborhood of $30 per share at the time of the published story. The Senate Finance Committee issued its report in the late fall of 2011 at which time the stock dropped to as low as $2.81 per share. This precipitous drop in the stock’s price was clearly tied to the published story, the Senate Finance Committee inquiry and the SEC investigation but was also caused by significant reductions in Medicare reimbursement rates by CMS with respect to home healthcare (more than 5% in calendar year 2011, about 5% in 2012 and now approximately 3% in 2013, including the impact of sequestration).

3350 Riverwood Parkway Suite 1400  —  ph: 770-951-6100

In the fall of 2011, since most of the stock options and restricted stock held by the senior management team at the Company had been issued at much higher prices than the then-current price, the Board and the Compensation Committee became concerned about the potential loss of key members of senior management. In order to encourage those individuals to stay with the Company, a decision was made to accelerate the normal stock option and restricted stock grants which would have occurred in early 2012 to November 2011. In addition and to further enhance retention, it was decided to use only options due to the then low price of the stock. Some of the options issued in November 2011 included performance targets in that they would only vest if the stock appreciated 50% or 100%. We are pleased to note that that appreciation in the stock price has occurred and that the stock is currently trading in the neighborhood of $10 per share.

As promised, the Compensation Committee did not award any additional stock options or restricted stock to any members of senior management in early 2012 and the targeted compensation for our executives was increased in 2011 because of this acceleration but offset by a substantially identical decrease in 2012. As noted by one of the proxy advisory firms, the CEO’s total compensation opportunity decreased by 49.4% in 2012 from 2011. If one were to remove the 2012 option acceleration from the 2011 compensation amounts and add it to the 2012 amounts, one would see that the total actual targeted award for the CEO in 2011 was approximately $2.66 million while the 2012 actual opportunity was approximately $2.24 million. All of the other compensation opportunities under the various features of the Company’s compensation plans essentially remained the same in 2012 as they were in 2011. In fact, it should be noted that the CEO’s base salary was set in the fall of 2010 and has not been adjusted since that time. In addition, the targeted compensation with respect to annual incentive awards, stock options/restricted stock and long-term performance awards have also remained the same since 2010.

In the fall of 2011, the Compensation Committee and the Board believed that accelerating the 2012 option grant was in the best interests of the Company and its shareholders and necessary to retain key executives. In hindsight, the Compensation Committee and the Board continue to believe that that was the correct decision and the performance of the Company since then supports that view. Over the last 18 months, the Company has dealt with the government investigation culminating with a letter from the SEC in November 2012 advising it that the SEC was not recommending any enforcement action against the Company. In addition, management of the Company has worked diligently to adjust the cost basis of operations to offset some of the massive reimbursement reductions by Medicare. The stock price, while not fully recovered, is more than three times higher than where it was and total shareholder return in calendar year 2012 was 48.89% according to one of the proxy advisory firms.

In the spring of 2012, the Company was surprised by the position taken by the proxy advisory firms and conducted a substantial program of shareholder outreach. Prior to the 2012 annual meeting, the Company contacted the holders of 82% of all outstanding shares and had one-on-one discussions with approximately 68% of the holders of its stock. In connection with this year’s annual meeting, the Company has again engaged in a significant effort to communicate directly with its shareholders and this letter is part of that continuing outreach effort.

3350 Riverwood Parkway Suite 1400  —  ph: 770-951-6100

The Company strongly believes that its communications to shareholders are appropriate and that once the factual misunderstandings contained in the proxy advisory firms reports are corrected, the shareholders will, in general, support the Company’s position. While voting is not finalized, as of today many of our largest shareholders have voted for, or have advised us that they will vote for, the re-election of the directors who sit on the Compensation Committee. In addition, the Company is attempting to have discussions with other shareholders in order to clarify this matter.

Separate and distinct from the issue regarding the acceleration of these stock options, the proxy advisory firms have taken issue with several other features of our compensation program, including, but not limited to, the lack of a double trigger, the lack of a “claw back” provision, and the use of a one-year measuring period for a piece of the compensation paid under the long-term incentive performance award program. The Compensation Committee has considered these three specific criticisms and has decided to change them as suggested. Such changes will be implemented as soon as legally permissible. In addition, the Compensation Committee intends to consider the use of a total shareholder return adjustment feature with respect to payments made under the long-term incentive performance award element of our programs.

For all of the reasons set forth above and as detailed in our proxy statements, we urge you to vote for the re-election of the three directors who sit on the Compensation Committee.

If you have any comments or questions regarding any matters discussed herein or in our proxy materials, please feel free to contact one or both of us through the Company’s office.

Sincerely,

/s/ Rod Windley

Rod Windley

Executive Chairman

/s/ Victor F. Ganzi

Victor F. Ganzi

Lead Director

3350 Riverwood Parkway Suite 1400  —  ph: 770-951-6100